                        FOURTH AMENDMENT TO LEASE


      THIS FOURTH AMENDMENT TO LEASE is made and entered into as of the 18th day of September, 1996, between UNITED INSURANCE COMPANY OF AMERICA, as "Landlord", and QUIXOTE CORPORATION, as "Tenant".

      WHEREAS, Landlord and Tenant previously entered into a Lease (the "Lease"), pursuant to which Landlord leased to Tenant, and Tenant leased from Landlord, the premises commonly known as Suite 3000 on the 30th floor of the One East Wacker Drive Building, Chicago, Illinois, on the terms and conditions therein set forth.

      WHEREAS, Landlord and Tenant thereafter entered into an amendment to the Lease (the "First Lease Amendment");, pursuant to which Suite 2320, located on the 23rd floor of the One East Wacker Drive Building, Chicago, Illinois, was added to the Premises under the Lease, on the terms and conditions set forth in the First Lease Amendment.

      WHEREAS, Landlord and Tenant thereafter entered into a second amendment to the Lease (the "Second Lease Amendment"), pursuant to which Suite 2320 was deleted from the Premises under the Lease, on the terms and conditions set forth in the Second Lease Amendment.

      WHEREAS, Landlord and Tenant thereafter entered into a third amendment to the lease (the "Third Lease Amendment"), pursuant to which Suite 2900, located on the 29th floor of the One East Wacker Drive Building, Chicago, Illinois, was added to the Premises under the Lease, on the terms and conditions set forth in the Third Lease Amendment.

      WHEREAS, Tenant has expressed it desire to add additional space to the Premises under the Lease, and Landlord and Tenant have reached an agreement with respect thereto.

      NOW, THEREFORE, in consideration of the reciprocal agreements herein contained, and other good and valuable consideration, the adequacy and receipt whereof hereby is acknowledged, the parties hereto agree as follows:

      1. The above recitals are incorporated in and made an express part of this Fourth Amendment to Lease.

      2. As of October 1, 1996, certain space located on the 29th floor of the One East Wacker Drive Building, Chicago, Illinois, known as Suite 2910 and shown on Exhibit A-3 attached hereto and made a part hereof (the "Expansion Space") shall be added to the Premises under the Lease.

      3. Effective October 1, 1996, the Base Rent that is payable by Tenant under the Lease shall be increased by the following amounts for the following periods:

                  DATE                ANNUAL RENT        MONTHLY RENT
                  ----                -----------        ------------
            10/1/96 - 9/30/97          $15,080.00          $1,256.67
            10/1/97 - 9/30/98          $15,381.60          $1,281.80
            10/1/98 - 9/30/99          $15,689.23          $1,307.44
            10/1/99 - 9/30/00          $16,003.02          $1,333.58
            10/1/00 - 9/30/01          $16,323.08          $1,360.26
            10/1/01 - 9/30/02          $16,649.54          $1,387.46
            10/1/02 - 9/30/03          $16,982.53          $1,415.21
            10/1/03 - 2/28/04          $17,322.18*         $1,443.51
* on an annualized basis


     If the Expansion Space is ready for occupancy hereunder and Tenant takes possession of the same prior to October 1, 1996, the

Base Rent shall be increased for the period prior to October 1, 1996 by an amount equal to $1,256.67 divided by 31 multiplied by the number of remaining days in October of 1996 from and after the date that Tenant takes possession; and Tenant's Proportionate Share shall be increased as hereinafter provided as of the date that Tenant so takes possession.

      4. Effective October 1, 1996, Tenant's Proportionate Share of Additional Rent under the Lease shall be increased by 0.005841.

      5. If Tenant so requests (in writing) of Landlord on or before April 1, 1997, and if Tenant obtains approved Plans therefor on or before May 1, 1997, Landlord shall cause the Expansion Space to be improved in accordance with the terms and conditions of the Work Letter which is attached hereto and made a part hereof. If Tenant does not so request that the Expansion Space be improved or does not obtain approved Plans therefor, as aforesaid, the amount of the "construction allowance" set forth in the Work Letter shall be credited against the next Rent payments that otherwise would be due from Tenant. Likewise, if the Expansion Space is improved as herein provided, but the cost of the Work performed pursuant to the Work Letter is less than the amount of the "construction allowance" set forth therein, the unused portion of the "construction allowance" shall be credited against the next Rent payments that otherwise would be due from Tenant.

      6. Except as expressly stated herein, the Lease shall be and remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to Lease as of the date and year above first written.

LANDLORD:                          TENANT:

UNITED INSURANCE COMPANY           QUIXOTE CORPORATION
OF AMERICA


By:/s/David Bengston               By:  /s/ Daniel P. Gorey
   -------------------------            ------------------------------
Its: Vice President                Its: Cheif Financial Officer
                                        Vice President & Controller

                              EXHIBIT B


Attached to and forming part of the Lease by and between UNITED INSURANCE COMPANY OF AMERICA, Landlord, and QUIXOTE CORPORATION, Tenant, leasing Suite 2910 on the 29th floor of the ONE EAST WACKER BUILDING.


                             WORK LETTER



      RE:   ONE EAST WACKER BUILDING

Gentlemen:

      You ("Tenant") and we ("Landlord") are executing simultaneously herewith a written lease (the "Lease") covering the space referred to above, as more particularly described in the Lease (the "Premises").

      To induce Tenant to enter into the Lease and in consideration of the mutual covenants therein and hereinafter contained, Landlord and Tenant mutually agree as follows:

         1. Landlord, at its expense up to a maximum expenditure of $36,192.00, will improve the Premises utilizing skilled tradesmen practicing good workmanship and using good quality materials and will deliver the Premises to Tenant, free and clear of all liens and encumbrances arising from the performance of the Work, according to the plan and specifications to be prepared by an architect mutually acceptable to Landlord and Tenant ("Plans"). Any amendments to the Plans shall not change the scope of the Work or the character and design of the Premises as reflected in the original Plans and shall not require any structural alterations, any alterations to any HVAC, electrical or plumbing or other systems servicing portions of the Building other than the Premises, or any alterations involving washrooms or public areas on the 29th floor. The original Plans and all amendments thereto must be approved in writing by Landlord, which approval will not be unreasonably withheld. All labor, services and materials required by the Plans are herein referred to as "the Work".

         All costs in excess of said $36,192.00 shall be paid by Tenant. Tenant agrees to deposit into an escrow account with Landlord, no later than five (5) business days after any such excess is estimated, an amount equal to such excess or additional costs. Periodic payments shall be made to Landlord out of the escrow in sufficient time to allow Landlord to make payments for such excess.

         Upon substantial completion, the Architect, Landlord and Tenant shall inspect the Premises and prepare and sign a "punchlist" setting forth all incomplete or defective work items, which Landlord will use its best efforts to repair


                               EXHIBIT B - PAGE 1
      and/or correct or to cause to be repaired and/or corrected within sixty
      (60) days, subject to labor problems, availability of materials, weather conditions, acts of God, transportation problems and other causes beyond Landlord's reasonable control.

      Landlord agrees to repair and/or correct or cause to be repaired and/or corrected any latent defects in labor or materials furnished by Landlord in the improvement of the Premises which are discovered and reported in writing to Landlord within thirty (30) days after the substantial completion of all of the Work. Landlord will use its best efforts to correct any such latent defects within thirty (30) days after notice of such defect is received.

      Upon completion of the foregoing repair and corrective work, Landlord will assign to Tenant, to the fullest extent assignable, all manufacturer's and contractor's warranties and guarantees with respect to the Work. To the extent not assignable, Landlord agrees to make or allow Tenant in Landlord's name to make all claims under such warranties and guarantees.

      2. Tenant shall have the right to inspect the Work from time to time, provided that Tenant does not interfere with the progress of the Work.

      3. All procedures and requirements relating to extras, changes and deletions in the Work, and the costs thereof, shall be governed by the terms of the construction contract documents. No extras, changes, or deletions in the Work shall be permitted without the prior written consent of Landlord, unless required by manufacturer's recommendations or instructions, by statute, law, ordinance or governmental regulation, by unavailability of equipment or materials, or by necessity to provide a proper finished product. No extras, changes, or deletions in the Work materially affecting any structural elements, windows, elevators or HVAC, electrical, plumbing or other systems serving portions of the Building other than the Premises or affecting the cost, scope, character or design of the Work shall be permitted without the prior written consent of Landlord, which Landlord may withhold in its sole discretion.

      4.   Miscellaneous:

           a. The Work shall be done by Landlord and/or its designers, contractors and subcontractors, in accordance with the terms, conditions, and provisions herein contained.

           b. Except as herein expressly set forth, Landlord has no agreement with Tenant and has no obligation to perform or provide any other work with respect to the Premises.

              Any other work in the Premises which may be permitted by Landlord pursuant to the terms and

                               EXHIBIT B - PAGE 2
      conditions of the Lease shall be done at Tenant's sole cost and expense and in accordance with the terms and conditions of the Lease and this Work Letter (to the extent applicable).

           c. If the Plans for the Work require construction or installation of more fire hose cabinets than the number regularly provided by the Landlord in the core of the Building, the Tenant agrees to pay all costs and expenses in connection with the construction or installation of such additional fire hose cabinets.

           d. Under no circumstances shall the Lease Commencement Date or Tenant's obligation to commence paying rent be delayed in whole or in part because of any delay or cost arising or incurred in connection with any extra, change or deletion requested or caused by Tenant or its agents or contractors at any time to any of the Work.

           e.   Time is of the essence under this Agreement.

           f. Any person signing this Letter of Agreement on behalf of the Tenant warrants and represents that he has the express authority of Tenant to do so.

           g. This Work Letter shall not be deemed applicable to any additional space added to the original Premises at any time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions thereto in the event of a renewal or extension of the original Term of the Lease, whether obtained pursuant to any options under the Lease or otherwise, unless expressly so provided in the Lease or a written amendment or supplement thereto.

           h. This Letter of Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

                                    UNITED INSURANCE COMPANY OF AMERICA


                                    By: /s/ David Bengston
                                       -----------------------------
                                    Date: December 10, 1996
AGREED TO AND ACCEPTED THIS

4th DAY OF December, 1996.


QUIXOTE CORPORATION

By:/s/ Daniel P. Gorey
--------------------------

                               EXHIBIT B - PAGE 3